Filed Pursuant to Rule 433
Registration No. 333-253286
September 5, 2023
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated September 5, 2023)

Issuer:	The Southern Company
Security:	Series 2023E 5.70% Senior Notes due March 15, 2034
Expected Ratings:*	Baa2 (Stable)/BBB (Positive)/BBB+ (Stable) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$700,000,000
Initial Public Offering Price:	99.701% of the principal amount
Maturity Date:	March 15, 2034
Treasury Benchmark:	3.875% due August 15, 2033
Benchmark Treasury Yield:	4.258%
Spread to Treasury:	+148 basis points
Re-offer Yield:	5.738%
Optional Redemption:
Make-Whole Call:	T+25 basis points
Par Call:	On or after September 15, 2033 at 100%
Coupon:	5.70%
Interest Payment Dates:	March 15 and September 15 of each year, beginning on March 15, 2024
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	842587 DT1/US842587DT18
Trade Date:	September 5, 2023
Expected Settlement Date:	September 8, 2023 (T+3)
Joint Book-Running Managers:	Barclays Capital Inc. MUFG Securities Americas Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:
CIBC World Markets Corp.
Intesa Sanpaolo IMI Securities Corp.
TD Securities (USA) LLC
BBVA Securities Inc.
Huntington Securities, Inc.
Hancock Whitney Investment Services, Inc.
Siebert Williams Shank & Co., LLC
Academy Securities, Inc.
AmeriVet Securities Inc.
CastleOak Securities, L.P.
Drexel Hamilton, LLC
Mischler Financial Group, Inc.
Penserra Securities LLC
R. Seelaus & Co., LLC

Concurrent Offering:	$600,000,000 Series 2023D 5.50% Senior Notes due March 15, 2029, expected to be issued on September 8, 2023. The closing of the offering of the Series 2023E Senior Notes is not contingent on the closing of the concurrent offering.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling The Southern Company collect at 1-404-506-5579, Barclays Capital Inc. toll free at 1-888-603-5847, MUFG Securities Americas Inc. toll free at 1-877-649-6848, PNC Capital Markets LLC toll free at 1-855-881-0697, Scotia Capital (USA) Inc. toll free at 1-800-372-3930 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.